Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED NOVEMBER 12, 2013 TO PROSPECTUS DATED MAY 1, 2013

OCTOBER 2013 PERFORMANCE UPDATE

	October 2013	Year to Date	Total NAV 10/31/2013	NAV per Unit 10/31/2013
Series A-1	0.36%	-18.78%	$7,384,821	$1,155.74
Series A-2	0.53%	-17.41%	$2,258,891	$1,302.76
Series B-1	1.29%	-13.96%	$1,978,252	$955.53
Series B-2	1.46%	-12.51%	$3,029,540	$1,038.62

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

OCTOBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended October 31, 2013)

STATEMENT OF INCOME

OCTOBER 2013
Investment income, interest	$(183)

Expenses
Management fee	13,905
Ongoing offering expenses	—
Operating expenses	4,635
Selling commissions	12,360
Other expenses	226
Incentive fee	—
Brokerage commissions	13,938
Total expenses	45,063

Net investment gain (loss)	(45,247)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(145,707)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	217,602

Net gain (loss) on investments	71,894

Net increase (decrease) in net assets from operations	$26,648

STATEMENT OF CHANGES IN NET ASSET VALUE

OCTOBER 2013
Net assets, beginning of period	$7,792,149

Net increase (decrease) in net assets from operations	26,648

Capital share transactions
Issuance of shares	0
Redemption of shares	(433,977)

Net increase (decrease) in net assets from capital share transactions	(433,977)

Net increase (decrease) in net assets	(407,329)

Net assets, end of period	$7,384,821
NAV Per Unit, end of period	$1,155.74

SUPERFUND GOLD, L.P. – SERIES A-2

OCTOBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended October 31, 2013)

STATEMENT OF INCOME

OCTOBER 2013
Investment income, interest	$(56)

Expenses
Management fee	4,246
Ongoing offering expenses	—
Operating expenses	1,415
Other expenses	69
Incentive fee	—
Brokerage commissions	4,256
Total expenses	9,987

Net investment gain (loss)	(10,043)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(44,495)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	66,449

Net gain (loss) on investments	21,954

Net increase (decrease) in net assets from operations	$11,912

STATEMENT OF CHANGES IN NET ASSET VALUE

OCTOBER 2013
Net assets, beginning of period	$1,994,510

Net increase (decrease) in net assets from operations	11,912

Capital share transactions
Issuance of shares	282,599
Redemption of shares	(30,130)

Net increase (decrease) in net assets from capital share transactions	252,470

Net increase (decrease) in net assets	264,381

Net assets, end of period	$2,258,891

NAV Per Unit, end of period	$1,302.76

SUPERFUND GOLD, L.P. – SERIES B-1

OCTOBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended October 31, 2013)

STATEMENT OF INCOME

OCTOBER 2013
Investment income, interest	$(75)

Expenses
Management fee	3,725
Ongoing offering expenses	—
Operating expenses	1,242
Selling commissions	3,311
Other expenses	283
Incentive fee	—
Brokerage commissions	5,278
Total expenses	13,838

Net investment gain (loss)	(13,913)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(44,097)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	83,190

Net gain (loss) on investments	39,093

Net increase (decrease) in net assets from operations	$25,179

STATEMENT OF CHANGE IN NET ASSET VALUE

OCTOBER 2013
Net assets, beginning of period	$1,986,531

Net increase (decrease) in net assets from operations	25,179

Capital share transactions
Issuance of shares	0
Redemption of shares	(33,459)

Net increase (decrease) in net assets from capital share transactions	(33,459)

Net increase (decrease) in net assets	(8,279)

Net assets, end of period	$1,978,252
NAV Per Unit, end of period	$955.53

SUPERFUND GOLD, L.P. – SERIES B-2

OCTOBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended October 31, 2013)

STATEMENT OF INCOME

OCTOBER 2013
Investment income, interest	$(115)

Expenses
Management fee	5,695
Ongoing offering expenses	—
Operating expenses	1,898
Other expenses	432
Incentive fee	—
Brokerage commissions	8,070
Total expenses	16,095

Net investment gain (loss)	(16,210)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(67,419)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	127,186

Net gain (loss) on investments	59,767

Net increase (decrease) in net assets from operations	$43,558

STATEMENT OF CHANGE IN NET ASSET VALUE

OCTOBER 2013

Net assets, beginning of period	$2,961,262

Net increase (decrease) in net assets from operations	43,558

Capital share transactions

Issuance of shares	24,721

Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	24,721

Net increase (decrease) in net assets	68,278

Net assets, end of period	$3,029,540

NAV Per Unit, end of period	$1,038.62

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.